Exhibit 4.8

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of May 14, 2004, (the “Grant Date”) between Bristol West Holdings, Inc., a Delaware corporation (hereinafter called the “Company”), and                     , an employee of the Company or an Affiliate (as defined below) of the Company, hereinafter referred to as the “Executive.”

WHEREAS, the Company has adopted the 2004 Stock Incentive Plan for the Company and Subsidiaries (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan);

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Shares provided for herein (the “Restricted Stock Award”) to the Executive as an incentive for increased efforts during his or her term of office with the Company or its Affiliates, and has advised the Company thereof and instructed the undersigned officer to grant this Restricted Stock Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.                                       Grant of the Restricted Stock.  Subject to the terms and conditions of the Plan, and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Executive a Restricted Stock Award equal to                Shares (hereinafter called the “Restricted Stock”).  The Restricted Stock shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.                                       Vesting.

(a)                                  Unless otherwise provided in this Agreement, so long as the Executive continues to be employed by the Company or its Affiliates, the Restricted Stock shall become fully vested on May 14, 2009.

(b)                                 If the Executive’s employment with the Company or its Affiliates terminates as a result of the Executive’s death or Disability (as hereinafter defined) the Restricted Stock shall, to the extent not then vested, immediately become fully vested.  If the Executive’s employment is terminated for any reason other than due to death or Disability, the Restricted Stock shall, to the extent not then vested, be forfeited by the Executive without consideration.  For purposes of this Agreement, “Disability” shall mean “disability” as defined in any employment agreement then in effect between the Executive and the Company or any subsidiary thereof, or if not defined therein or if there is no such agreement, as defined in the Company’s long-term disability plan as in effect from time to time, or if there is no such plan or if not defined therein, the Executive’s becoming unable to engage in the activities required by Executive’s job by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, all unvested Restricted Stock shall become immediately vested.

3.                                       Certificates.  Certificates evidencing the Restricted Stock shall be issued by the Company and shall be registered in the Executive’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Restricted Stock pursuant to Section 2.  The Executive hereby acknowledges and agrees that the Company shall retain custody of such certificate or certificates until the restrictions imposed by Section 2 on the Shares granted hereunder lapse.  As a condition to the receipt of this Restricted Stock Award, the Executive shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Stock. No certificates shall be issued for fractional Shares.

4.                                       Rights as a Stockholder.  The Executive shall be the record owner of the Restricted Stock until or unless such Stock is forfeited pursuant to Section 2 hereof, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Stock; provided, however, that any cash or in-kind dividends paid with respect to the Restricted Stock that has not previously vested shall be withheld by the Company and shall be paid to the Executive only when, and if, such Restricted Stock shall become fully vested pursuant to Section 2.  As soon as practicable following the vesting of the Restricted Stock pursuant to Section 2, certificates for the Restricted Stock which shall have vested shall be delivered to the Executive or to the Executive’s legal guardian or representative along with the stock powers relating thereto.

5.                                       Legend on Certificates.  The certificates representing the vested Restricted Stock delivered to the Executive as contemplated by Section 4 above shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Stock is listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6.                                       Transferability.  The Restricted Stock may not, at any time prior to becoming vested pursuant to Section 2 or thereafter, be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of this Agreement and, to the extent applicable, any employee stockholder’s agreement or other agreement with the Company or any of its Affiliates regarding the transferability, sale or other disposition of the Restricted Stock.

7.                                       Purchaser’s Employment by the Company.   Nothing contained in this Agreement or in any other agreement entered into by the Company or its Affiliates and the Executive contemporaneously with the execution of this Agreement (subject to any rights set forth in an employment agreement between the Executive and the Company or any Affiliate as in effect from time to time) (i) obligates the Company or any Affiliate to employ the Executive in any capacity whatsoever or (ii) prohibits or restricts the Company (or any Affiliate) from terminating the employment, if any, of the Executive at any time or for any reason whatsoever, with or without cause, and the Executive hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Executive concerning the Executive’s employment or continued employment by the Company or any Affiliate thereof.

8.                                       Change in Capitalization.  If, prior to the time the restrictions imposed by Section 2 on the Restricted Stock granted hereunder lapse, the Company shall be reorganized or otherwise restructured, or consolidated or merged with another corporation (other than a Change in Control, which results in the immediate vesting of Restricted Stock), any stock, securities or other property exchangeable for such Stock pursuant to such reorganization, consolidation or merger shall be deposited with the Company and shall become subject to the restrictions and conditions of this Agreement to the same extent as if it had been the original property granted hereby, pursuant to Section 9 of the Plan.

9.                                       Withholding.   It shall be a condition of the obligation of the Company to deliver Restricted Stock to the Executive that the Executive pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Restricted Stock, including the payment to the Company upon the vesting of the Restricted Stock or other settlement in respect of the Restricted Stock of all such taxes and requirements.  The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding vested Restricted Stock otherwise deliverable to the Executive hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Executive), to satisfy the obligations for payment of the minimum amount of any such taxes.  The Executive is hereby advised to seek his own tax counsel regarding the taxation of the grant of Restricted Stock made hereunder.

10.                                 Limitation on Obligations.  The Company’s obligation with respect to the Restricted Stock granted hereunder is limited solely to the delivery to the Executive of Shares on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation.  This Restricted Stock Award shall not be secured by any specific assets of the Company or any of its subsidiaries, nor shall any assets of the Company or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.  In addition, the Company shall not be liable to the Executive for damages relating to any delays in issuing the share certificates to him (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

11.                                 Securities Laws.  Upon the vesting of any Restricted Stock, the Company may require the Executive to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The granting of the Restricted Stock hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

12.                                 Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Executive shall be addressed to him or her at the address given beneath his signature hereto.  By a notice given pursuant to this Section 12, either party may hereafter designate a different address for notices to be given to him or her.  Any notice that is required to be given to the Executive shall, if the Executive is then deceased, be given to the Executive’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 12.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

13.                                 Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

14.                                 Restricted Stock Award Subject to the Plan.   The Restricted Stock Award shall be subject to the terms and provisions of the Plan, the Employee Stockholder’s Agreement between Employee and Bristol West Holdings, Inc. and the other parties thereto, and the Sale Participation Agreement, in each case to the extent applicable to the Restricted Stock.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the Employee Stockholder’s Agreement, or the Sale Participation Agreement, the applicable terms and provisions of the Plan, the Employee Stockholder’s Agreement, or the Sale Participation Agreement, as applicable, will govern and prevail.  In the event of a conflict between any term or provision of the Plan and any term or provision of the Employee Stockholder’s Agreement or the Sale Participation Agreement, the applicable terms and provisions of the Employee Stockholder’s Agreement or the Sale Participation Agreement will govern and prevail.

15.                                 Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

BRISTOL WEST HOLDINGS, INC.

By:
Name:
Title:

EXECUTIVE